Exhibit 99.1

         NOVELIS RECEIVES NOTICE OF DEFAULT UNDER BOND INDENTURE DUE TO DELAYED FILINGS; WILL SEEK TO FILE FINANCIAL STATEMENTS WITHIN
                                  CURE PERIOD

                Bondholder Consent Solicitation Allowed to Expire

    ATLANTA, July 25 /PRNewswire-FirstCall/ -- Novelis Inc. (NYSE: NVL)
(TSX: NVL) today reported that on July 21, 2006, it received a notice of default from the trustee for the bondholders with respect to its $1.4 billion 7-1/4% Senior Notes due 2015. The default results from the failure of Novelis to file its 2005 Form 10-K and its Form 10-Q for the first quarter of 2006 on a timely basis. The delay in filing these financial statements is a direct result of the time needed to complete the Company's recent financial review and restatement. Novelis concluded the review and restatement on May 16, 2006, and is working diligently to return to a normal financial reporting schedule.

    The Senior Notes were initially issued and sold in a private placement on February 3, 2005.

    The notice informs Novelis that it is in default of its financial reporting obligations and requires that it cure the default within 60 days. If the Company does not file the delayed 10-K and 10-Q by September 19, 2006, the date which marks the end of the specified cure period, an event of default occurs. At that point, the trustee or holders of at least 25% in aggregate principal amount of the Senior Notes may elect to immediately accelerate the maturity of the Senior Notes ($1.4 billion principal amount outstanding).

    Novelis will seek to file its 2005 Form 10-K and its Form 10-Q for the first quarter of 2006 within the cure period -- that is, on or before September 19, 2006.

    Anticipating the eventual receipt of a proper notice of default, the Company had attempted from June 5 to July 19, 2006, to proactively resolve the issue by obtaining a waiver from the bondholders pursuant to a consent solicitation. Under the consent solicitation, the Company would have paid $21 million to the bondholders who agreed to grant the waiver. However, because the solicitation expired without the Company receiving the consent of the holders of at least a majority in aggregate principal amount of the Senior Notes, the consent solicitation has lapsed. As the Company will vigorously pursue the filing of its delayed financial reports within the 60-day cure period, it does not currently plan to extend or renew the bondholder consent solicitation.

    Novelis said that the notice of default from the bondholders also accelerates the deadline to file the delayed reports under the existing waiver to its Credit Agreement (dated May 16, 2006). Under the terms of the existing waiver, the filing and reporting deadline for Novelis' 2005 Form 10-K was extended to September 29, 2006. The deadline for its Form 10-Q for the first quarter of 2006 was likewise extended to October 31, 2006. However, under the terms of the existing Credit Agreement waiver, the filing deadlines accelerate to 30 calendar days for the Form 10-K and the Form 10-Q now that the Company has received the notice of default relative to the Senior Notes.

    Because the Company will be unable to file the delayed Form 10-K and Form 10-Q within this shorter 30-day period, it expects to request another waiver from its lenders to file the delayed reports within a time frame that approximates the dates it now expects to file the 2005 Form 10-K and the Form 10-Q for the first quarter of 2006.

    Novelis is the global leader in aluminum rolled products and aluminum can recycling. The company operates in 11 countries and has approximately 13,000 employees. Novelis has the unrivaled capability to provide its customers with a regional supply of technologically sophisticated rolled aluminum products throughout Asia, Europe, North America and South America. Through its advanced production capabilities, the company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information, visit www.novelis.com.

    Statements made in this news release which describe Novelis' intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. Examples of forward-looking statements in this news release include, among other matters, Novelis' expectation to file its delayed reports within the referenced cure period. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty. Several factors which could cause Novelis to not file its delayed reports within the referenced cure period include the agreement of lenders and regulatory authorities to waivers to be requested to extend the referenced filing deadlines, the inability of the Company to file its delayed reports within the referenced cure period, and a subsequent decision to extend or renew the bond solicitation. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the risk factors that are included under the caption "Risk Factors" in our registration statement on Form S-4, as amended and filed with the SEC, and may be discussed in subsequent filings with the SEC. The risk factors included in our registration statement on Form S-4, as amended, are specifically incorporated by reference into this news release.

SOURCE  Novelis Inc.
    -0-                             07/25/2006
    /CONTACT: Charles Belbin of Novelis, +1-404-814-4260, or charles.belbin@novelis.com/
    /First Call Analyst: /
    /FCMN Contact: charles.belbin@novelis.com /
    /Web site:  http://www.novelis.com /